Exhibit 8.2

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8464

www.alston.com

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

January 29, 2016

KeyWorth Bank

11655 Medlock Bridge Road

Johns Creek, GA 30097

Attn: General Counsel

Re:	Tax Opinion – Agreement and Plan of Merger by and among

Renasant Corporation, Renasant Bank, and KeyWorth Bank

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated October 20, 2015 (the “Plan of Merger”), by and among Renasant Corporation, a Mississippi corporation (“Parent”), Renasant Bank, a Mississippi banking association (“Acquiror”), and KeyWorth Bank, a Georgia banking corporation (“Seller”), and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 on December 24, 2015, as amended by that certain Pre-effective Amendment No. 1 filed by Parent with the Securities and Exchange Commission on the date hereof (as so amended, the “Registration Statement”). Pursuant to the Plan of Merger, at the Effective Time, Seller will merge with and into Acquiror, with Acquiror as the surviving banking association (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have also relied on the letters of Seller and of Parent and Acquiror to Alston & Bird LLP, dated as of the date hereof, containing certain representations (the “Representation Letters”). We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Plan of Merger, the Registration Statement, the Representation Letters, or other documents. We have assumed, with your consent, that the parties will act and that the Merger will be effected in accordance with the Plan of Merger; that the Plan of Merger accurately reflects the material facts of the Merger; that the representations made by Seller and Parent and Acquiror in the Representation Letters, the Plan of Merger, and the Registration Statement are true, correct and complete, and will be true, correct and complete on the Closing Date; and that any representations made by Seller or Parent and Acquiror in the Representation Letters and the Plan of Merger that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct on the Closing Date, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, under current law, the Merger will qualify as a tax-free reorganization described in Section 368(a) of the Code, and no gain or loss will be recognized by holders of Seller Common Stock who exchange all of their Seller Common Stock solely for Parent Common Stock pursuant to the Merger. However, holders of Seller Common Stock may be subject to tax on any cash received pursuant to the Plan of Merger as a Dissenting Shareholder or in lieu of any fractional shares of Parent Common Stock.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Plan of Merger. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any factual matters or legal developments that arise subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement, and to the reference to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,
ALSTON & BIRD LLP

By:	/s/ L. Andrew Immerman
L. Andrew Immerman A Partner

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